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THE LOEWEN GROUP INC.
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(NYSE, TSE, ME: LWN)
NEWS


Contact:
Thomas C. Franco
Broadgate Consultants, Inc.
Tel: (212) 232-2222


                              FOR IMMEDIATE RELEASE



                  LOEWEN GROUP REPORTS 1998 YEAR END AND FOURTH
                          QUARTER RESULTS OF OPERATIONS

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VANCOUVER, BC, March 31, 1999 -- The Loewen Group Inc. (NYSE, TSE, ME: LWN)
today announced that revenues for the year ended December 31, 1998 were $1,136.2 million, an increase of 2.1 percent from $1,114.1 million in 1997. The Company reported a net loss of $599.0 million, representing $8.22 per share compared with net earnings of $41.8 million in 1997 or $0.48 per share.

The 1998 results include a pre-tax asset impairment loss of $333.9 million as a result of actual and probable sales of properties in early 1999. The 1998 results also include a pre-tax charge of $315.2 million for the writedown of a significant portion of the Company's investments in Prime Succession and Rose Hills and an accrual of contingent losses related to potential future purchase obligations thereon.

1998 Review

Funeral home revenues for the year were $631.2 million, up 4.8 percent from $602.1 million in 1997, reflecting 163,000 funerals performed, compared with 153,000 a year earlier. Funeral home gross margins in 1998 were 35.5 percent, down from 37.9 percent in 1997. On a same store basis the year over year funerals performed were down 5.2 percent.


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Overall, cemetery revenues for the year were $408.5 million, down 3.2 percent from $422.0 million a year ago. Gross sales for 1998 increased by 9.8 percent to $421.8 million from $384.1 million in 1997. Cemetery gross margins in 1998 were
12.6 percent, compared with 28.2 percent in 1997.

1998 Fourth Quarter Review

Total revenues for the 1998 fourth quarter of $260.7 million, down 10.0 percent from $289.6 million in the same period in 1997, were negatively impacted by a decline in preneed cemetery sales and an increase in the cancellation allowance for preneed cemetery accounts receivable.

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Funeral home revenues for the fourth quarter of 1998 were $157.7 million, down
1.2 percent from $159.6 million in the prior year period. Funeral home gross margins decreased to 29.6 percent from 39.8 percent in the fourth quarter of 1997, reflecting a decrease in the number of funerals performed on a same store basis of 6.8 percent.

Cemetery gross sales before trust income and cancellation provisions were down slightly compared with the fourth quarter of 1997. However, reported cemetery revenue, which includes trust income and the cancellation provision of cemetery preneed accounts receivable decreased 27.1 percent to $78.8 million from $108.0 million in 1997.

Lending Agreements and Asset Sale

On March 31, 1999, the Company entered into revised lending agreements with the lenders under its bank credit agreement, MEIP bank term credit agreement and certain other notes. The amendments change and add certain financial covenants, waive defaults that would have occurred with respect to the Company's financial results as of December 31, 1998, suspend all common, preferred and MIPS dividends, provide no further borrowings under its bank credit agreement except for certain letters of credit, and require refinancing of the $300 million PATS senior notes by September 15, 1999. On the same day, the Company completed the sale of 124 cemeteries and three funeral homes for gross proceeds of $193 million, $103 million of which was applied as a permanent paydown under the revised lending agreements. The asset disposition will result in an estimated pre-tax loss of approximately $302 million, which is reflected in the Company's 1998 financial results as an asset impairment. The Company has identified other packages of assets that are being offered for sale and, if they are sold, losses, if any, could be small or significant depending on the specifics of the transaction.

Going Concern Basis of Presentation

The Company's attached unaudited consolidated statement of operations has been prepared on a going concern basis in accordance with Canadian generally accepted accounting principles. The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. If the "going concern" assumption basis was not appropriate for the consolidated statement of operations, then significant adjustments would be necessary in the reported revenue and expenses.


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There is substantial doubt about the appropriateness of the going concern assumption because the Company has experienced in 1998 both a significant net loss and negative cash flow. The ability of the Company to continue as a going concern and to realize the carrying value of its assets and discharge its liabilities when due is dependent on the successful completion of actions that the Company has taken or plans to take which management believes will mitigate the adverse conditions and events which raise doubt about the validity of the "going concern" assumption. However, there is no certainty that these actions or other strategies will be sufficient to permit


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the Company to continue and to refinance the PATS senior notes by September 15,
1999. In the event that such actions and strategies are not successful, either the Company or its creditors may initiate proceedings for the liquidation or reorganization of the Company under Canadian or U.S.
bankruptcy laws.

Audited Financial Statements

Due primarily to the lateness of the revised lending agreements on March 30, 1999 and the asset disposal closing on March 31, 1999, the Company was unable to deliver financial statements to its independent auditors in a timely manner, and the auditors were therefore unable to complete their audit procedures by March 31, 1999. The Company is continuing to work diligently with its auditors, and expects to release its audited financial statements and file its annual report on Form 10-K on or before April 15, 1999. As a result of this delay, the Company's annual general meeting has been postponed to June 4, 1999.

Board of Directors

The Company also announced that the Board of Directors is in the process of downsizing its membership from 14 members to seven, of which six will be independent. This will better streamline the Board to be in a position to act promptly and effectively on strategic challenges in the months ahead.

At a Board meeting on March 30, 1999, the resignations of the following six directors were accepted: Kenneth Stevenson, Albert Lineberry, Sr., Hon. J. Carter Beese, Jr., Kenneth Bagnell, Ernest G. Penner and Dr. Earl Grollman. The Board size was then reduced to eight members.

The Board accepted these resignations with gratitude and respect for the six individual directors who have served the Company loyally through challenging times.

The Loewen Group Inc. is one of the largest funeral home and cemetery operators in North America. The Company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes and over 400 cemeteries across the United States, Canada and the United Kingdom. Over 90 percent of the Company's revenue is derived from the United States.


The Loewen Group's website is located at http://www.loewengroup.com


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Note: Certain of the statements contained in the press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management, and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.

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